                                                                 EXHIBIT 2.1.2


                 PARTIAL ASSIGNMENT AND ASSUMPTION OF CONTRACT

         THIS PARTIAL ASSIGNMENT AND ASSUMPTION OF CONTRACT (this "Assignment") made and entered into as of the 23rd day of April, 1998, by and between LOUISIANA TIMBER PARTNERS, LLC, a Georgia limited liability company ("Assignor") and STRATEGIC TIMBER PARTNERS, LP, a Delaware limited partnership ("Assignee"),

                              W I T N E S S E T H:

                  WHEREAS, Assignor has entered into that certain Contract for the Purchase and Sale of Real Property dated as of April 15, 1998 by and between Assignor, as purchaser, and Griffin Logging, Inc., an Arkansas corporation ("Griffin"), as seller, a copy of which is attached hereto as Exhibit A (the "Contract"), pursuant to which Assignor has contracted to purchase certain real property, personal property, intangible property, rights, interests and privileges, all as more particularly described therein (the "Property"); and

                  WHEREAS, Assignor desires to assign, transfer and convey to Assignee its interest in and to the Contract with respect to the Property other than the movable property set forth on Exhibit B attached hereto and hereby made a part hereof (the "Equipment") and Assignee desires to assume Assignor's interest in the Contract with respect to the Property other the Equipment on the terms and conditions contained herein.

                  NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Assignment and Assumption. Assignor hereby transfers, assigns and conveys to Assignee all of Assignor's right, title and interest in the Contract, less and except Assignor's right, title and interest pursuant to the Contract in and to Equipment. Assignee hereby assumes all of Assignor's rights, duties and obligations arising under or by virtue of the Contract with respect to the Property other than the Equipment to the same extent as though Assignee were an original party thereto.

                  2. Rights of Assignee. Assignor hereby authorizes and empowers Assignee, subject to the terms hereof, to enforce the performance of all covenants and conditions contained in the Contract, as hereby assigned, in the same manner and with the same effect as Assignor could have done had this Assignment not been made.

                  3. Reciprocal Responsibilities. Assignee shall be responsible, and shall reimburse Assignor, for any and all losses, costs, damages and claims, including reasonable attorneys' fees, arising under the Contract for matters arising from occurrences from and after the date hereof, excepting any of the foregoing which relates to the Equipment. Assignor shall be responsible, and shall reimburse Assignee, for all losses, costs, damages, claims and including reasonable attorneys' fees, arising under the Contract for matters arising from occurrences prior to and on even date hereof, excepting any of the foregoing which relates to the Equipment.

                  4. Representations and Warranties. Assignor represents and warrants that Assignor has full power and authority to execute this Assignment, that Assignor is not now in default in its obligations under the Contract; that entering into this Assignment will not violate or cause a breach by Assignor under the Contract, or any other contract, agreement or any court order, and that no other consent or approval from any other party is necessary or required for Assignor to enter into this Assignment or to consummate the transactions contemplated hereunder.

                  5. Consent of Griffin. Griffin hereby consents to this Assignment, and by virtue of such consent, agrees to execute and deliver to Assignor and Assignee all such instruments, agreements, affidavits and documents as are reasonably necessary to effect the intent of this Assignment and consummate the transactions contemplated under the Contract, as hereby partially assigned, including without limitation, acts of sale, assignments, bills of sale and the like.

                  6. Binding Effect, Successor and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignee, its successors and assigns. This is the entire agreement between the parties and cannot be changed or modified without the written approval of the parties hereto.

                  7. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

                  8. Facsimile Execution. A facsimile of this Assignment containing the signature of each of the parties hereto shall constitute an original document for all purposes.








                                * * * * * * * *

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Contract as of the day and year above first written.

                                 ASSIGNOR:

                                 LOUISIANA TIMBER PARTNERS, LLC, a
                                 Georgia limited liability company


                                 By:  /s/ Larry J. Woodard
                                      --------------------
                                      Larry J. Woodard
                                      Manager and Member


                                 ASSIGNEE:

                                 STRATEGIC TIMBER PARTNERS, LP, a
                                 Delaware limited partnership

                                 By: Strategic Timber Operating Co., a Delaware corporation, its general partner


                                      By:      /s/ Joseph E. Rendini
                                               ------------------------
                                      Name:
                                               ------------------------
                                      Title:
                                               ------------------------



Acknowledged, consented to
and agreed upon by:

GRIFFIN LOGGING, INC., an
Arkansas corporation



By:  /s/ Todd M. Griffin
    --------------------
    Todd M. Griffin
    Vice President

                                   Exhibit A

              Contract For the Purchase and Sale of Real Property

                              (Attachment Omitted)

                                   Exhibit B

                               List of Equipment

                              (Attachment Omitted)